                                                                    Exhibit 99.1


[VISTA GOLD CORP. LOGO]    7961 SHAFFER PARKWAY
                           SUITE 5
                           LITTLETON, COLORADO 80127
                           TELEPHONE (720) 981-1185
                           FAX (720) 981-1186

                                            Trading Symbol:  VGZ
                                            Toronto and American Stock Exchanges

____________________________________ NEWS_______________________________________

VISTA GOLD CORP. ANNOUNCES APPOINTMENT OF CFO AND EXTENSION OF AMAYAPAMPA DUE DILIGENCE PERIOD

DENVER, COLORADO JUNE 1, 2004 - Vista Gold Corp. (TSX & AMEX: VGZ) announced today the appointment of Gregory G. Marlier to the position of Chief Financial Officer effective immediately. This follows a search lasting several months for an experienced CFO with a substantial mining industry background. Greg brings over 25 years of experience in corporate finance, accounting and securities regulatory compliance, much of which has been in the mining industry. He has a B.S. degree in Business Administration/Accounting from John Carroll University. Most recently, he was CFO at Pacific Western Technologies, Ltd. in Lakewood, Colorado, and has served in similar positions with Apex Silver Mines, Ltd. of Denver, Colorado, and Cambior USA, Inc., of Englewood, Colorado.

Michael B. Richings, President and CEO, stated "Vista's former President and CEO Jock McGregor recommended to the board that we hire Greg, and Jock and I both worked with him in the past and found him to be highly talented and capable. I am pleased that he will join us and assist the Company in its continued growth."

On another matter, the Company has granted Luzon Minerals, Ltd. ("Luzon") a two-month extension, to August 1, 2004, to complete its due diligence program on the Company's Amayapampa project in Bolivia. As previously reported, in December 2003 the Company agreed to sell its Amayapampa project to Luzon, which is in the process of updating the feasibility study completed by Vista in 2000 and negotiating a socio-economic agreement with the community surrounding the Amayapampa project. During this two-month extension, Luzon will continue to pay Vista the sum of US$15,000 per month. At the end of the due-diligence period, should Luzon decide to exercise its option, Luzon will pay the Company US$1,000,000 less payments made as of August 1 of US$100,000, and issue Vista 2,000,000 common shares.

Vista Gold Corp., based in Littleton, Colorado, evaluates and acquires gold projects with defined gold resources. Additional exploration and technical studies are undertaken to maximize the value of the projects for eventual development. The Corporation's holdings include the Maverick Springs, Mountain View, Hasbrouck, Three Hills, Hycroft and Wildcat projects in Nevada, the Long Valley project in California, the Yellow Pine project in Idaho, the Paredones Amarillos and Guadalupe de los Reyes projects in Mexico, and the Amayapampa project in Bolivia.

The statements that are not historical facts are forward-looking statements involving known and unknown risks and uncertainties that could cause actual results to vary materially from targeted results. Such risks and uncertainties include those described from time to time in the Corporation's periodic reports, including the annual report on Form 10-K filed with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Howard Harlan at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com